EXHIBIT 21
SUBSIDIARIES OF THE OILGEAR COMPANY AND JURISDICTION
IN WHICH
NAME OF SUBSIDIARY INCORPORATED
Oilgear Towler GmbH Germany
Oilgear Ltd. England
Oilgear Towler Ltd. England
Oilgear Towler S.A. France
Oilgear Towler S.A. Spain
Oilgear Towler S.r.l. Italy
Oilgear Towler Australia Pty. Ltd. Australia
Oilgear Mexicana S.A. de C.V. Mexico
Oilgear do Brazil Hydraulica Ltd. Brazil
Oilgear Towler Korea Ltd. South Korea
Oilgear Canada Inc. Canada
Oilgear Towler Polyhydron Pvt. Ltd. India
(49% Joint Venture)
Towler Enterprise Pvt. Ltd. India
Oilgear Towler Taiwan Co. Ltd. Taiwan
(58% Joint Venture)
Oilgear Towler Japan Co. Japan
OSL Offshore Equipment and Deck Systems United States